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                                                                    Exhibit 99.1

INVESTOR RELATIONS

BJ SERVICES REPORTS SECOND QUARTER EARNINGS

HOUSTON, April 23 /PRNewswire-FirstCall/ -- BJ Services Company (NYSE: BJS; PCX;
CBOE) reported net income of $44.8 million ($.28 per diluted share) for its fiscal quarter ended March 31, 2003.

                                Financial Results
                     (in millions, except per share amounts)

                                              3 Months Ended
                                       3/31/03    12/31/02    3/31/02

         Revenue                        $534.6      $473.1     $442.4

         Net Income                     $44.8       $33.5      $39.0

         Diluted Earnings Per Share     $0.28       $0.21      $0.24

Consolidated revenue increased 13% sequentially, with US/Mexico Pressure Pumping Services up 10%, International Pressure Pumping Services up 22%, and Other Oilfield Services up 3%. Compared to prior year's second quarter, consolidated revenue increased 21%. US/Mexico Pressure Pumping Services revenue increased 12% and International Pressure Pumping Services increased 17%. Revenues from Other Oilfield Services were up 74% over the prior year, due primarily to the addition of completion fluids and completion tools service lines acquired with OSCA in May 2002.

Operating income margins improved to 13.4% from 11.5% reported in the first fiscal quarter. This was due to strong incremental results from the Company's North American operations. Compared to the prior year's second quarter, operating income margins declined from 13.7% due primarily to price declines in the US market.

Interest expense, net was flat sequentially and increased $3.3 million from the prior year's second quarter as a result of the issuance of convertible debt used to finance the OSCA acquisition.

Capital spending was $36.7 million for the quarter. Cash as of March 31, 2003 was $122.0 million. Debt (net of cash) to total capitalization was 19.6% at the end of March, down from 21.7% at the end of December.

U.S./Mexico Pressure Pumping Revenue

The Company's US/Mexico pressure pumping revenue increased 10% sequentially as favorable commodity prices led the average U.S. drilling rig count during the quarter up 6% to 901 rigs. Also contributing to the revenue improvement was continued activity increase in Mexico. Compared to the second quarter of the prior year, revenue increased 12% consistent with a 10% increase in rig activity. During the quarter, 83% of the rigs were drilling for natural gas, the same percentage as last year.

International Pressure Pumping Revenue

Canadian revenue increased 87% sequentially on the strength of a 74% increase in rig activity. International revenue excluding Canada increased 3% sequentially as activity gains in the U.K., West Africa, Malaysia, Argentina, and Russia more than offset the impact of the strike in Venezuela.

Compared to the second quarter of the prior year, Canadian revenue increased 21%. While rig activity was up 29%, higher levels of shallow gas drilling contributed to slightly lower revenue per rig. International revenue excluding


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Canada increased 15% year-over-year led by improved activity in the North Sea,
West Africa, Malaysia, New Zealand, Brazil and Russia.

Other Oilfield Services

Revenue from the Company's Other Oilfield Services (completion fluids, completion tools, process and pipeline services, tubular services and production chemicals) increased 3% sequentially as a 20% increase in both the completion fluids and completion tools service lines were offset by seasonal and project declines in the tubular services and process and pipeline services. Compared to the second quarter of the prior year, revenue for these services increased 74% due to the addition of the completion fluids and completion tools service lines acquired with OSCA. Process and pipeline services and production chemicals also contributed to the year-over-year increase.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, "Our second fiscal quarter was one of good financial performance for the Company. Sequentially, we experienced good revenue improvement with solid incremental profit contribution. The revenue improvement was better than earlier projected as drilling rig activity levels exceeded our expectation for both the U.S. and Canadian markets. The long hoped for drilling rig activity increase in the U.S. began to materialize during the quarter resulting in an increase in 100 rigs drilling over the course of the quarter."

"Looking forward, the North American natural gas fundamentals are strong and we expect the U.S. market activity to continue to improve into the summer. We also expect a normal seasonal decline in Canadian activity which will offset some of the activity increase gains expected in the U.S. market for the quarter. Accordingly, we believe earnings will be in the $.28 to $.31 range for our third fiscal quarter and in the $1.15 to $1.20 range for the fiscal year ending September 30, 2003."

Conference Call

The Company has scheduled a conference call today to discuss the results of today's earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2642, ten minutes prior to the start time and give the conference code number 294701. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 294701. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for seven days following the conference call.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                        Three Months Ended   Six Months Ended
                                        3/31/03   3/31/02    3/31/03   3/31/02
                                        (In thousands except per share data)

      Revenue                           $534,580  $442,388 $1,007,704  $952,449
      Operating Expenses:
        Cost of sales and services       415,031   342,232    790,764   706,595
        Research and engineering          10,365     8,784     19,679    17,598
        Marketing                         18,345    14,884     35,474    30,668
        General and administrative        18,947    15,940     35,322    31,956
          Total operating expenses       462,688   381,840    881,239   786,817
      Operating income                    71,892    60,548    126,465   165,632
      Interest expense, net                3,397       111      6,879     1,633
      Other expense,  net                  2,113       508      3,619     1,084
      Income before income taxes          66,382    59,929    115,967   162,915
      Income taxes                        21,574    20,975     37,689    57,020

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      Net income                         $44,808   $38,954    $78,278  $105,895

      Earnings Per Share:
        Basic                              $0.28     $0.25      $0.50     $0.67
        Diluted                            $0.28     $0.24      $0.49     $0.66
      Average Shares Outstanding:
        Basic                            157,813   156,491    157,692   157,249
        Diluted                          160,985   160,125    160,833   160,476
      Supplemental Data:
        Depreciation and amortization     29,530    25,174     57,992    49,612
      Capital expenditures                36,664    42,560     70,915    96,063
      U.S./Mexico Pressure
        Pumping Revenue                  232,156   207,300    444,138   480,426
      International Pressure
        Pumping Revenue                  217,671   186,493    396,551   373,421
      Other Oilfield Services Revenue     84,753    48,595    167,015    98,602
      Interest-bearing debt              494,058    83,246

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, operational and other risks, and other factors described from time to time in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements. In this press release, the words "expect," "estimate," "project," "believe," and similar words are intended to identify forward-looking statements.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

SOURCE BJ Services Company